UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

ZAIS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322		07701-1106
Red Bank, NJ
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (732) 978-7518

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2016, ZFC Funding, Inc. (“ZFCF”) and ZFC Trust entered into an amendment and joinder to the master repurchase agreement (the “Loan Repo Facility”) with Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”). ZFCF and ZFC Trust are subsidiaries of ZAIS Financial Corp. (the “Company”), the guarantor under the Loan Repo Facility. In connection with such amendment, (i) the termination date of the Loan Repo Facility was extended from September 30, 2016 to November 11, 2016, (ii) the maximum aggregate purchase price of the Loan Repo Facility was reduced from $36 million to $15 million, (iii) the definition of tangible net worth was amended so that the Company's tender offer in connection with its upcoming expected merger with Sutherland Asset Management Corporation does not cause a breach of any covenant regarding avoiding declines in the Company's tangible net worth and (iv) ZFC Trust joined the Loan Repo Facility as seller or borrower and assumed the rights and obligations of ZFCF which was released under Loan Repo Facility and related agreements.

Credit Suisse and its affiliates are financial institutions and have provided, and may in the future provide, a variety of other services to the Company and its affiliates for which they received or will receive customary fees and expenses. In particular, an affiliate of Credit Suisse acted as co-lead manager on the Company's initial public offering and has provided equity research coverage since the IPO and the Company has entered into securities repurchase agreements and swaps with affiliates of Credit Suisse.

The foregoing description of the Loan Repo Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Repo Facility, which has been filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 and Joinder to Master Repurchase Agreement, dated as of September 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS FINANCIAL CORP.

By:	/s/ Michael Szymanski
	Name:	Michael Szymanski
	Title:	Chief Executive Officer

Date: September 30, 2016